Rule 424(b)(2)
	Registration Nos. 333-14791
	NASD File No. 961029005
                                  Cusip No:  52517PLE9

PRICING SUPPLEMENT NO. 260
Dated August 14, 1997, to Prospectus
Supplement dated August 11, 1997
and Prospectus dated October 31, 1996

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100.246%   Initial Interest Rate: 3 month Libor
Commission: .35%                            Telerate pg 3750
	           posted on 8/19/97
Interest Rate Basis:
( ) Treasury Rate	 Original Issue Date: 8/21/97
(X) LIBOR - T3750	 Maturity Date:       8/21/00
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.30%

Index Maturity: Quarterly

Interest Payment Period:	 Quarterly

Interest Reset Period:	Quarterly

Interest Reset Dates:	Same as coupon payment dates.

Interest Determination Dates: Two NY/London business days prior to interest reset dates.

Interest Payment Dates: 	Every 8/21; 11/21; 2/21 and 5/21-subject
to modified following business day convention.

The aggregate principal amount of this offering is $10,000,000 and relates only to Pricing Supplement No. 260. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $10,267,500,000 and, to date, including this offering, an aggregate of $9,247,325,000 Medium-Term Notes, Series E has been issued and $5,455,890,000 are outstanding.